EXHIBIT 99.1

Location Based Technologies Launches PocketFinder Service for Google Android-Based T-Mobile Smartphones
Tuesday October 28, 6:00 am ET

ANAHEIM, Calif.--(BUSINESS WIRE)--Location Based Technologies, Inc. (OTCBB: LBAS - News), a leading-edge family service provider of personal locator devices and services, today announced that Google (NASDAQ:GOOG - News) Android Smartphone users can now download the PocketFinder® service for their handsets.

According to Dave Morse, CEO of Location Based Technologies (LBT), the company has fully tested this service and is ready to release it worldwide to the just-launched T-Mobile G1—the first mobile phone to use the Android open standard mobile device platform developed by the Open Handset Alliance. Ultimately, the service will integrate with the forthcoming PocketFinder location devices. T-Mobile is a subsidiary of Deutsche Telekom (NYSE:DT - News).

“T-Mobile G1 smartphone users now have the ability to stay connected and benefit from every PocketFinder feature including real-time location, zone and speed alerts, instant messaging, and travel history, for one low service fee,” Morse explained. “In addition, our new Android-based application will eventually support other smartphones and smartphone platforms as we intensify our developments efforts to make this enhancement available to their customers and expand our coverage of the global marketplace.”

The Android-based PocketFinder service is now available for a 15-day free trial and then will be offered for $4.95/month per phone through the month of November. It will remain at that price as long as the account is kept current and in good standing. You may download from www.pocketfinder.com or from Android Market at www.android.com/market.

The service will allow Android smartphone users to integrate with the PocketFinder family of products when U.S. sales begin. PocketFinder® and PetFinder® devices use advanced technology to help families stay connected. As the smallest known single-board GSM/GPS devices, they easily fit into a pocket, purse or backpack and can be accessed via the Internet, cell phone or landline to show their exact location in real time. In addition, the devices include several advanced features such as designating customizable alert areas as electronic “fences” to notify when a family member or pet leaves or enters a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies
David Morse, 800-615-0869
dave@pocketfinder.com
or
Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com
or
Northstar Investments
Investor Relations
Glenn Busch, 714-310-8641
glenn@pocketfinder.com

Source: Location Based Technologies, Inc.